                                                                      Exhibit 12


                         MARRIOTT INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                   Twelve Weeks                           Fiscal Year
                                                       Ended
                                                --------------------    ------------------------------------------------
                                                March 22,  March 24,
                                                  1996       1995       1995       1994       1993       1992       1991
                                                ---------  ---------    ----       ----       ----       ----       ----
Income Before Cumulative Effect of a Change
 in Accounting Principle                           $63        $52       $247       $200       $159       $134       $133

Add / (Deduct):
  Tax on Income Before Cumulative Effect of a
   Change in Accounting Principle                   40         35        165        142        116        103         97
  Fixed Charges                                     25         21        107         84         73         72         62
  Interest Capitalized as Property and Equipment    (1)        (2)        (8)        (4)        (3)        (2)        (4)
  Income / (Loss) Related to certain
   50%-or-Less-Owned-Affiliates                      -         (1)         -         (2)        (1)         2          2
                                                ------     ------     ------     ------     ------     ------     ------
Earnings Available for Fixed Charges              $127       $105       $511       $420       $344       $309       $290
                                                ======     ======     ======     ======     ======     ======     ======
Fixed Charges:
  Interest Including Amounts Capitalized as
   Property and Equipment                          $15        $10        $61        $36        $30        $27        $28
  Portion of Rental Expense Representative of
   Interest                                         10         10         45         45         40         44         33
  Share of Interest Expense of certain
   50%-or-Less-Owned-Affiliates                      -          1          1          3          3          1          1
                                                ------     ------     ------     ------     ------     ------     ------
Total Fixed Charges                                $25        $21       $107        $84        $73        $72        $62
                                                ======     ======     ======     ======     ======     ======     ======

                                                ------     ------     ------     ------     ------     ------     ------
Ratio of Earnings to Fixed Charges                 5.1        5.0        4.8        5.0        4.7        4.3        4.7
                                                ======     ======     ======     ======     ======     ======     ======

For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Commission, earnings represents income before cumulative effect of a change in accounting principle, plus, when applicable, (a) taxes on such income, (b) fixed charges, and (c) the Company's equity interest in losses of certain 50%-or-less-owned-affiliates; less (x) undistributed earnings of 50%-or-less-owned-affiliates, and (y) interest capitalized. Fixed charges represent interest (including amounts capitalized), amortization of deferred financing costs, the portion of rental expense deemed representative of interest and, when applicable, the Company's share of the interest expense of certain 50%-or-less-owned-affiliates.